Exhibit 99.7

RBCH Ltd c/o Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands 26 May 2026 The Secretary Brera Holdings plc (the “Company”) 5 th Floor Connaught House 1 Burlington Road Dublin 4 Ireland By email and courier Re: Requisition for the purposes of Section 178(3) of the Companies Act 2014 (as amended) (the “Act”) Dear Sirs, RBCH Ltd is a shareholder of the Company. The grounds for this requisition are our serious and well-founded concerns regarding the independence, governance, and management of the Company. In our view, a majority of the current Board members do not meet the independence requirements of the NASDAQ listing rules. A Board that lacks independence from management cannot adequately protect shareholder interests. The Board has approved transactions that, in our view, may constitute self-dealing; the Company's operations have been materially mismanaged; and the Company's shares trade at a significant and unjustified discount to mNAV, a discount that the Board's own actions have served to deepen rather than close. The conduct described below in the Appendix to this letter bears this out. We are therefore requisitioning this meeting to replace the current Board with directors who are (i) genuinely independent of management and free from financial conflicts, and (ii) subject matter experts qualified to restore the Company's performance, close the mNAV gap, and execute the DAT strategy including diversifying from it. Docusign Envelope ID: 3941C2B4-A554-88AB-8130-EF01CC160B48

FORMAL REQUISITION REQUEST We, John Campbell Law and Glenn Kennedy, directors of RBCH Ltd, a shareholder of the Company holding 1,111,111 Class B Ordinary Shares comprising more than 10 % of the paid up share capital of the Company, are writing to you to formally requisition the Company to convene an extraordinary general meeting (“EGM”) pursuant to Section 178(3) of the Act, such meeting to be convened no later than 21 days from the date of this letter. The objects of the extraordinary general meeting shall be as follow: To consider and, if thought fit, pass the following ordinary resolutions: 1. That Ron Sade be removed as a director of the Company with effect from the conclusion of the meeting; 2. That Alyazi Almheiri be removed as a director of the Company with effect from the conclusion of the meeting; 3. That Erez Simha be removed as a director of the Company with effect from the conclusion of the meeting; 4. That Keren Maimon be removed as a director of the Company with effect from the conclusion of the meeting; 5. That Tariq Salem Ebraheem Alsaman Alnuaimi be removed as a director of the Company with effect from the conclusion of the meeting; 6. That Jonathan R. Bates, the founder and x-Exec Chairman of BMNR BitMine, be appointed as a director of the Company with effect from the conclusion of the meeting; 7. That Viktor Fischer, a co-founder and CEO of RockawayX, be appointed as a director of the Company with effect from the conclusion of the meeting; and 8. That Lucas Bruder, a co-founder and CEO of Jito Labs, be appointed as a director of the Company with effect from the conclusion of the meeting. We believe that each of the proposed new directors can bring unique value to the Company. Mr. Bates may focus on implementing best practices in DAT and capital markets strategy, including ATM offerings and preferred stock issuances. Mr. Bruder shall leverage his expertise in oversight of Solana network Docusign Envelope ID: 3941C2B4-A554-88AB-8130-EF01CC160B48

performance, validator decentralization, and trading infrastructure. Mr. Fischer, a representative of RockawayX, which led the Company’s $300 million PIPE financing in September 2025, has committed to focusing on operational efficiency, revenue growth, tokenization, and integration into DeFi. Yours faithfully, FOR AND ON BEHALF OF RBCH Ltd _____________________ _____________________ John Campbell Law Glenn Kennedy Director Director Docusign Envelope ID: 3941C2B4-A554-88AB-8130-EF01CC160B48

Appendix to the Requisition of EGM Letter A. Insider Registered Direct Offering. On May 21, 2026, the Company announced the Registered Direct Offering (the “RDO” and the “Transaction”) led and purportedly exclusively funded by CEO and Board Members, Ron Sade and Keren Maimon acquiring more than 21% of the total issued capital of the Company (2,298,000 Class B ordinary shares) at a price per share of $4.97, when the NAV of a shares amounted to $14.70. The Company’s NAV prior to the Transaction was approximately $127m. After the Transaction announcement, the NAV rose to approximately $138m; however, the NAV attributed to the original shareholders decreased to $109m. Therefore, the negative economic impact on the original shareholders is a loss of $18m ($127 - $109m). This value destruction to the original shareholders of $18m was, however, captured by the insiders and Board directors Sade and Maimon who exclusively participated in the RDO, who paid only approximately $11m for their share of the NAV post-transaction of $29m. The RDO is happening at the time when the $300m PIPE shareholders from September 2025 cannot sell their PIPE shares (see section “PIPE Registration Statement” below), those who own 9.99% or more cannot purchase even one new share (see section “Rights Agreement” below), and the share price is trading at 44% of mNAV. The Transaction has a declared closing date of May 27, 2026 according to SEC filings by the Company. B. Termination of CEO. On April 24, 2026, Marco Santori was terminated without, as far as we are aware, an independent process or disclosure, potentially triggering material liability to the Company in the form of the significant payouts potentially due under his golden parachute. C. Rights Agreement. On April 24, 2026, the Company entered into the Rights Agreement, also known as a “poison pill.” The Rights Agreement, among other terms contained in it, is intended to keep shareholders from acquiring more than 9.99% or, in certain cases, 19.99% of the Company, without the approval of the Board. This is occurring while the Company’s stock is traded significantly below its mNAV. While the Rights Agreement prevents the Company from hostile takeovers with a significant discount to NAV, Ron Sade and Keren Maimon, as Board members and CEO, purportedly received a special waiver from the terms of the Rights Agreement from the Board in order to participate in the RDO, and benefited significantly and materially from the self-dealing transaction at the expense of all other shareholders. This was not in the best interests of all shareholders and gives the board's actions an appearance of self-dealing and conflict of interest. See paragraph A above. Docusign Envelope ID: 3941C2B4-A554-88AB-8130-EF01CC160B48

D. PIPE Registration Statement. Due to the failure to file the Company’s Form 20-F for 2025 on time, the November 19, 2025 PIPE Registration Statement has become ineffective, rendering the PIPE shares illiquid for almost 2 months and counting. This could have been avoided had the Company been managed properly. E. Reverse Stock Split. The Board’s premature declaration of a reverse stock split on March 10, 2026 caused the share price to drop from $1.16 (pre-split) on March 9 to $0.78 (and equating to less than 50% of mNAV) within 10 days, and thereby further causing the SLMT price to go sub-$1.00 for 30+ consecutive days, triggering a Notice of Delisting from NASDAQ. This could, in our opinion, have been avoided by postponing publicly declaring the intention of carrying out the reverse stock split, when the share price was not even in the danger zone of a delisting, and which, among other things, immediately attracted a large amount of short selling. F. Lack of DAT Strategy Implementation. Thus far, we have not noticed any implementation of the DAT asset management strategy. The Company has failed to attract new delegators to its validator operated in the UAE. The Company has failed to implement its asset management strategy for generating yield. The Board has done nothing to diversify into the “Solana infrastructure company” it repeatedly claims to be. G. The Pulsar Advisory Agreement. On February 9, 2026, the Company entered into the Advisory Services Agreement with Pulsar Group Ltd. According to the publicly available sources, such as https://newreg.adgm.com/s/public-registrar?entityid=001J8000009f3hOIAQ and https://solmate.com/board-of-directors, the three members of the board of directors of the Company, namely Alyazi Almheiri, Tariq Salem Ebraheem Alsaman Alnuaimi and Keren Maimon, are also directors of Pulsar Group Ltd., and CEO Ron Sade is a partner at Pulsar Group Ltd. The consideration for the services comprises a fixed monthly fee of $250,000 and some $1,000,000 has already been paid by the Company to Pulsar. The deliverables from the advisor under the Advisor Agreement are unclear with no KPIs, deadlines and SLA. The term of the agreement is 2 years. H. The Strategic Advisor Agreement. On September 18, 2025, the Company entered into the Strategic Advisor Agreement with the following strategic advisors (i) Ron Sade, Alyazi Almheiri, Keren Maimon, Tariq Salem Ebraheem Alsaman Alnuaimi, all of them are the current members of the Board of Directors, and (ii) Guy Hirsch, currently COO of the Company. The consideration for the services comprises a fixed annual fee of approximately 0.86% of the Company’s SOL assets under management and various warrants, including pre-funded warrants, which the strategic advisors exercised shortly after entering into the agreement. The deliverables from Docusign Envelope ID: 3941C2B4-A554-88AB-8130-EF01CC160B48

the strategic advisors under the Strategic Advisor Agreement are unclear with no KPIs, deadlines and SLA. The term of the agreement is 10 years. Docusign Envelope ID: 3941C2B4-A554-88AB-8130-EF01CC160B48